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                                                           OMB APPROVAL
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        ------                                    OMB Number           3235-0104
        FORM 3                                    Expires:      January 31, 2005
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                                                  hours per response ....... 0.5
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                   30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting Person

   Pomarico             Frank
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   (Last)               (First)                 (Middle)

   11234 Falesco Avenue
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                  (Street)

   Las Vegas              NV                    89138
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   (City)               (State)                 (Zip)
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2. Date of Event Requiring Statement (Month/Day/Year)

   8/14/02
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Greens Worldwide Incorporated (formerly Sedona Worldwide Incorporated) SDWW
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5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)
   Acting President
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6. If Amendment, Date of Original (Month/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                     3. Ownership Form:
1. Title of  2. Amount of Securities    Direct (D) or   4. Nature of Indirect
   Security     Beneficially Owned      Indirect (I)       Beneficial Ownership
   (Instr. 4)   (Instr. 4)              (Instr. 5)         (Instr.5)
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Common Stock        10,000                  D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                      3. Title and Amount of
                                         Securities Underlying                   5. Owner-
                                         Derivative Security                        ship
              2. Date Exercisable       (Instr. 4)                                  Form of
                 and Expiration Date    -----------------------   4. Conver-        Derivative
                 (Month/Day/Year)                       Amount       sion or        Security:     6. Nature of
1.Title of     --------------------                     or           Exercise       Direct           Indirect
 Derivative    Date          Expira-                    Number       Price of       (D) or           Beneficial
  Security     Exer-         tion                       of           Derivative     Indirect(I)      Ownership
 (Instr. 4)    cisable       Date         Title         Shares       Security       (Instr.5)        (Instr. 5)
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Option to
Purchase
Stock          8/14/02     12/31/05       Common Stock  500,000      $0.125            D
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Explanation of Responses:


                              /s/ Frank Pomarico                       8/20/02
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                              **Signature of Reporting Person            Date
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).